Exhibit 10.28

EXCLUSIVE DISTRIBUTOR AGREEMENT

THIS EXCLUSIVE DISTRIBUTOR AGREEMENT (the “Agreement”) is entered into as of this 6th day of June, 2014 (“Effective Date”), by and between RecyClean Consulting Services, Inc., a Pennsylvania corporation, with a principal address of 9195 North Uinta Circle, Kamas, UT, 84036 (“RCS”) and Armada Water Assets, Inc., a Nevada corporation with a principal address of 2425 Fountain View Drive, Suite 300, Houston, Texas, 77057 (“Distributor”).

BACKGROUND

RCS is engaged in the business of marketing, owning and leasing, among other things, that certain hydraulic fracturing flow back water treatment system known as HydroPod (“HydroPod”), certain mobile test labs associated with HydroPod (the “Mobile Test Labs”), equipment and technology related to HydroPod and the Mobile Test Labs, including, without limitation, those set forth on Appendix A attached hereto, products that incorporate or can be manufactured using the technology related to HydroPod or the Mobile Test Labs, and related parts, accessories, add-ons, manuals, embedded software and/or other “know how” necessary to operate HydroPod and the Mobile Test Labs (collectively, the “Products”). The Products are designed to be placed at a customer’s facility for an agreed-upon time as a part of the customer’s water purification and processing solution for the facility. The Products are manufactured by Petro-Cycle Solutions LLC (the “Manufacturer”) pursuant to an agreement between the Manufacturer and an affiliate of RCS, which has been assigned to RCS (the “Manufacturer Agreement”), attached hereto as Appendix B.

Distributor intends to engage, directly or indirectly, in the distribution and placement of the Products to customers in the United States and Canada (the “Territory”). Distributor and RCS desire to formalize their relationship on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.          Appointment; Consideration.

(a)          Subject to the terms of this Agreement, RCS appoints Distributor as its sole, exclusive distributor for the placement and use of the Products in the Territory. RCS agrees and covenants that it shall make the Products available in the Territory exclusively through Distributor, except as otherwise provided in this Agreement.

(b)          Notwithstanding the foregoing, RCS’s existing customers liste din Appendix G are excluded from the restriction in Section 1(a), so long as such customers’ usage of the Products does not materially increase after the date hereof.

(c)          In consideration for the appointment as exclusive distributor for the placement and use of the Products in the Territory, Distributor shall compensate RCS as follows:

(i)          $500,000 non-refundable cash payment (the “Cash Consideration”) to be delivered on the June 13, 2014 in immediately available funds. The Cash Consideration will be offset against the purchase price upon the closing of the Purchase (as defined in Section 11 of this Agreement), if such Purchase takes place.

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(ii)         40,000 shares of common stock in Distributor dated on the Effective Date shall be issued to Mark Stanley in the form of a stock certificate to be delivered within 15 days of the June 13, 2014;

(iii)        40,000 shares of common stock in Distributor to be issued to Mark Stanley on the earlier of (1) the six (6) month anniversary of the Effective Date, if Distributor chooses to renew the Term (as defined below) for an additional period of six (6) months, or (2) upon the closing of the Purchase, if such Purchase takes place.

2.           Grant of License. Subject to the terms of this Agreement, RCS hereby grants to Distributor, and Distributor hereby accepts from RCS, during the Term, an exclusive license to use the RCS logos, trademarks, and any other trademarks appearing on the Products (collectively, the “Trademarks”) in connection with the advertisement, marketing, promotion, distribution and leasing of the Products in the Territory.

3.           Support Services. RCS shall, directly or through the Manufacturer, provide service and support for each Product in use in the Territory, including treatment strategies for each waste stream (collectively, the “Support Services”) for the fee set forth on Appendix C attached hereto, such fee due within 5 business days of receipt of an invoice from RCS. Distributor shall be responsible for normal and routine maintenance on the Products.

4.          Warranty. RCS hereby assigns to Distributor or shall cause the Manufacturer to assign to Distributor the warranty provided by the Manufacturer with respect to the Products and agrees to assist Distributor in processing any warranty claims relating to the Products.

5.           Training. RCS shall provide technical, operational and sales training with respect to the Products (“Training”) to Distributor’s relevant employees at Distributor’s location. RCS shall provide the Training to Distributor free of charge.

6.           Term. Unless previously terminated in accordance with the terms of this Agreement, the term of this Agreement (the “Term”) (a) shall commence as of the Effective Date and shall continue for a period of six (6) months after the Effective Date; and (b) may be renewed by Distributor, in its sole discretion, for an additional period of six (6) months with written notice of its election to renew at least ten (10) days prior to expiration of the prior term.

7.          Placement of Products. Distributor may place the Products under this Agreement to such persons, corporations or other entities in the Territory and at such price as Distributor may determine to be appropriate, in its sole discretion. Distributor is responsible at its sole cost and expense to transport the Products to its customers in the Territory.

8.           Payment for Products.

(a)          Prices.

(i)          HydroPod.

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(A)         If a HydroPod is financed by Distributor, Distributor shall pay to RCS for the placement of each HydroPod the sum of $20,000 per month, in addition to the monthly charge for Support Services set forth in Section 3 of this Agreement, such payment to be due within 5 business days of receipt of an invoice from RCS.

(B)         If a HydroPod is financed by RCS, Distributor shall lease such HydroPod from RCS and pay a rental rate of $50,000 per month, in addition to the monthly charge for Support Services set forth in Section 3 hereof, such rental rate to be due within 5 business days of receipt of an invoice from RCS.

(ii)         Mobile Test Labs.

(A)         If a Mobil Test Lab is financed by Distributor, Distributor shall pay to RCS for the placement of each Mobil Test Lab the sum of $2,500 per month, such payment to be due within 5 business days of receipt of an invoice from RCS.

(B)         If a Mobil Test Lab is financed by RCS, Distributor shall lease such Mobil Test Lab from and pay a rental rate of $6,000 per month, such rental rate to be due within 5 business days of receipt of an invoice from RCS.

(iii)        The Party that finances the equipment shall be responsible to insure the equipment at its cost in accordance with the insurance requirements set forth on Appendix D attached hereto and made a part hereof.

(iv)        In the event that Distributor elects to finance the purchase of one or more HydroPod or Mobile Test Lab and this Agreement expires or terminates for any reason, other than pursuant to the purchase option set forth in Section 11, such financed Products shall be deemed to be owned by Distributor and RCS shall assign all of its right, title and interest in and to such financed Products to Distributor without any additional consideration.

(b)          Taxes. Distributor shall be responsible for the payment of all taxes, duties, excises and other charges relating to the export of the Products from the United States.

(c)          Payment Collection from Customers. Distributor shall be solely responsible for invoicing all customers and collecting all sums due from such customers. Distributor will have sole responsibility for determining what action to take, if any, with respect to any customer that fails to make any required payment with respect to any order for Products.

(d)          Demonstrations. All expenses incurred by Distributor with respect to the demonstration, marketing, transportation and distribution of the Products shall be borne solely by Distributor.

9.           Marketing. Distributor shall have the right to advertise and market the Products and to prepare such advertising, publicity and promotional materials for the Products as Distributor deems appropriate, in its sole discretion but will make such materials available for review by RCS as practicable.

10.         Termination.

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(a)          Either party shall have the right to either suspend its performance hereunder or terminate this Agreement in its entirety upon the occurrence of any of the following events: (i) the breach by the other party of any material provision of this Agreement (but not including monthly payment obligations of Distributor), if such failure or breach is not cured within thirty (30) days of such breaching party’s receipt of written notice specifying the nature of such failure or breach with particularity; or (ii) the making by the other party of an assignment for the benefit of its creditors, or the filing by or against such other party of any petition under any federal, state or local bankruptcy, insolvency or similar laws, if such filing has not been stayed or dismissed within thirty (30) days after the date thereof.

(b)          In no event shall any expiration or termination of this Agreement excuse either party from any breach or violation of this Agreement and full legal and equitable remedies shall remain available therefor, nor shall it excuse the making of any payment due under this Agreement with respect to any period prior to the date of expiration or termination. Notwithstanding any provision of this Agreement to the contrary, Sections 13-16 hereof shall survive any expiration or termination of this Agreement.

(c)           Upon termination of this Agreement for any reason, the rights granted to Distributor in this Agreement, including the right to act as RCS’s exclusive Distributor in the Territory will immediately cease

11.         Purchase Option.

(a)          During the Term of this Agreement, Distributor will have the exclusive right, but not the obligation, to purchase the business of RCS (by a purchase of equity, assets, merger or other method chosen by Distributor (the “Purchase”) upon giving written notice to RCS of its election to Purchase. The Purchase shall be subject to the following conditions:

(i)          Distributor shall be satisfied, in its sole discretion, with its market, business, accounting, intellectual property, tax, legal and operational due diligence investigation of all aspects of RCS and its business;

(ii)         Distributor shall complete to its satisfaction, in its sole discretion, the confirmatory Product validation;

(iii)        Negotiation and execution of satisfactory documentation, including, without limitation, a purchase agreement with customary indemnities, employment agreements, a non-compete agreement with the existing shareholders and officers of RCS and other related agreements customary for similar transactions;

(iv)        All third party approvals necessary or desirable, in the sole discretion of Distributor, shall have been received in writing by Distributor, under terms acceptable to Distributor in its sole discretion.

(v)         Approval of Distributor’s Board of Directors; and

(vi)        Such other conditions as are customary for similar transactions, including any required regulatory filings.

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(b)          The purchase price and payment terms for the Purchase shall be as set forth on Appendix E attached hereto and made a part hereof.

(c)          Closing of the Purchase shall occur as soon as practicable after satisfaction of the conditions set forth in Section 11(a)(i)-(vi) as well as any other conditions as may be provided in the purchase agreement.

12.         Representations of RCS. RCS represents, warrants and covenants to Distributor that: (a) it has the legal power and authority to enter into this Agreement; (b) it owns all of the Products and all intellectual property relating to the Products (with resepect to the Products it finances), free and clear of all liens and encumbrances; (c) as of the Effective Date and subject to Section 1(b) of this Agreement, it is not a party to any agreement or understanding which conflicts with any rights or obligations set forth in this Agreement; (d) it will fully comply with all applicable laws, ordinances, regulations, licenses and permits of or issued by any federal, state or local governmental entity, agency or instrumentality; and (e) that certain Manufacturer Agreement has been irrevocably assigned by Themark Corporation to RCS on or before the Effective Date and a copy of such assignment is attached as Appendix F hereto.

13.         Representations of Both Parties. Each Party represents, warrants and covenants that: (i) it has the power to enter into this Agreement and to exercise its rights and perform its obligations hereunder; (ii) all corporate or other actions required to authorize its execution of this Agreement and its performance of its obligations hereunder have been duly taken; (iii) its execution of this Agreement and its exercise of its rights and performance of its obligations hereunder do not constitute and will not result in any breach of any agreement, law or treaty; (iv) all acts, conditions and things required to be done, fulfilled and performed in order (A) to enable it lawfully to enter into, exercise its rights under and perform its obligations expressed to be assumed by it in this Agreement; (B) to ensure that the obligations expressed to be assumed by it in this Agreement are legal, valid and binding; and (C) to make this Agreement admissible in evidence in the jurisdiction in which it is incorporated, have been done, fulfilled and performed; (v) it has made its own independent evaluation of the business to be undertaken hereunder and has not been induced to enter into this Agreement or any of the transactions contemplated hereby by any representation made or advice given by any other party, other than those contained herein; and (vi) it will, at its own expense, comply, and ensure compliance of its approved subdistributors, dealers and representatives, with all applicable laws, orders and regulations of any governmental authority with jurisdiction over its activities in connection with this Agreement and/or the Products, including, but not limited to, the Foreign Corrupt Practices Act of the United States.

14.         Indemnification. Each party (the “Indemnifying Party”) will indemnify, defend and hold harmless the other Party and each of its agents, servants, shareholders, employees, officers, directors and customers (the Indemnified Party”), from any loss, liability, damage, cost or expense (including, without limitation, attorneys’ fees), arising out of or relating to (i) any business or other activities conducted or pursued by Indemnifying Party unauthorized by or unrelated to this Agreement; (ii) any negligence or willful misconduct of Indemnifying Party or any of its subdistributors, agents, consultants, dealers or representatives; (iii) any breach or alleged breach or inaccuracy of any representation or warranty contained in this Agreement or breach of or failure by Indemnifying Party to perform any obligations, agreements or covenants of Indemnifying Party contained in this Agreement; and (iv) any claims or suits by reason of or alleging any claim of false or misleading advertising by Indemnifying Party or any of its subdistributors, dealers or representatives. The Indemnified Party will provide written notice of the claim to Indemnifying Party and provide reasonable cooperation to Indemnifying Party and at Indemnifying Party’s request and expense, assistance in the defense and settlement of the claim.

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15.         Termination of Letter of Intent. That certain letter of intent by and between RCS and Distributor, dated March 28, 2014 (the “LOI”), summarizing the terms of a potential purchase by Distributor of RCS’s assets shall terminate and shall be of no further force and effect, provided, however, that all obligations set forth in the “Exclusivity/Non-Solicitation” section of the LOI shall remain in full force and effect so long as this Agreement is in place and up to the closing of the Purchase should the Purchase take place.

16.         Confidentiality. Except to the extent necessary to carry out its obligations or enjoy its rights under this Agreement, neither party shall use, disclose, lecture upon, disseminate or otherwise provide or make available to any third party any confidential information of the other party (including without limitation any information relating to design or manufacturing techniques employed by either party) during or after the Term of this Agreement without the prior written consent of the disclosing party. This obligation shall apply equally to information disclosed before and after the date hereof. Each party shall use the same degree of care with the other’s confidential information as it does with its own, but in no event less than a reasonable degree of care. Each party shall take appropriate action by instruction or agreement with all persons who are permitted access to any such confidential information. Notwithstanding the foregoing, this Section shall not apply to any information that is or becomes a part of the public domain through no wrongful act of the receiving party, directly or indirectly. The provisions of this Section and the obligations of the parties hereunder shall survive any expiration or termination of this Agreement.

17.         Relationship of the Parties. Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or either as the agent of the other, and neither party to this Agreement shall have the power to obligate or bind the other party to this Agreement in any manner whatsoever.

18.         Governmental Authorizations. Distributor shall be responsible for obtaining any governmental approval (including but not limited to local, municipal, county, state, provincial or federal governmental approval) in each location covered by the Territory required in order to, lease, transport, operate and use the Products in the Territory.

19.         Notices. All notices and other communications required or permitted to be made under this Agreement shall be in writing and shall be deemed duly given if hand delivered against a signed receipt therefor, sent by registered mail, return receipt requested, first class postage prepaid, or sent by internationally recognized delivery service, in each case addressed to the party entitled to receive the same at the address set forth in the first paragraph of this Agreement. Either party may alter the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this Section providing for the giving of notice. Notice shall be deemed to be effective, if personally delivered, when delivered; if mailed, at midnight on the fifth business day after being sent by registered mail; and if sent by internationally recognized delivery service, two days after delivery to such delivery service.

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20.         Governing Law/Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, notwithstanding any conflict of law provisions to the contrary. Any action which in any way involves the rights, duties and obligations of either party hereto under this Agreement shall be brought in the state courts located in Harris County, Texas and the parties hereto hereby submit to the personal jurisdiction of said courts.

21.         Miscellaneous. This Agreement: (a) may be executed simultaneously in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument; (b) shall be binding upon and inure to the benefit of each of the parties hereto and their respective officers, directors, employees, agents, successors and permitted assigns; (c) constitutes the entire understanding of the parties hereto, and supersedes all prior understandings of the parties hereto regarding the subject matter hereof; (d) may be assigned or transferred by either party in connection with the assignment or transfer of all or substantially all of such party’s assets, but otherwise may not be assigned, sublicensed or transferred by either party without the prior written consent of the other party hereto; (e) may only be amended by a writing that is signed by both parties hereto; and (f) if any provision of this Agreement is, for any reason, held invalid or illegal in any respect, such invalidity or illegality will not affect the validity of this Agreement itself and the parties will promptly substitute for the affected provision, a valid and enforceable provision which most closely approximates the intent and economic effect of the invalid provision. If such provision cannot be amended so as to be valid and enforceable, then such provision is severable from this Agreement, and the remaining provisions of this Agreement remain valid and enforceable..

22.         Force Majeure. Except for the payment of monies due hereunder, neither party will be liable for any breach of this Agreement occasioned by an act of God, labor dispute, unavailability of transportation, goods or services, governmental restrictions or actions, war (declared or undeclared), terrorism or other hostilities, or by any other event, condition or cause beyond the reasonable control of such party. In the event of nonperformance or delay attributable to any such causes, the period of performance of the applicable obligation hereunder will be extended for a period equal to the period of delay; provided, however, that the party so delayed uses reasonable efforts, without obligation to expend substantial amounts not otherwise required under this Agreement, to circumvent or overcome the cause of delay.

23.         Waiver of Consequential Damages. In no event shall either Party be liable for any special, indirect, consequential or punitive damages to the other Party or any other Person as a result of the performance or non-performance of any provision of this agreement (including, without limitation, loss of profits), whether foreseeable or not, even if the Parties have been advised of the possibility of such damages. Each Party hereby waives, discharges and releases the other Party from any liability or responsibility for any such damages.

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[Remainder of page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

RECYCLEAN CONSULTING SERVICES, INC.

By:	/s/ Mark E. Stanley
Name: Mark E. Stanley
Title: President

ARMADA WATER ASSETS, INC.

By:	/s/ Maarten Propper
Name: Maarten Propper
Title: CEO

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Appendix A

Products

HydroPod	PCS SYS125

Mobile Field Laboratory	PCS Mobile Field Laboratory

OzoPod-I	PCS SYS007

OzoPod-II	PCS SYS-OZA

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Appendix B

Manufacturer Agreement

See attached.

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Appendix C

Support Services Fees

		Min.	$ / BBL
Product Name	Technical Name	Monthly Fee	Treated
HydroPod	PCS SYS125	$3,500	$0.5
Mobile Field Laboratory	PCS Mobile Field Laboratory	$875	N/A
OzoPod-I	PCS SYS007	$3,000	$0.1
OzoPod-II	PCS SYS-OZA	$2,000	N/A

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Appendix D

Insurance Requirements

To be mutually agreed to between the Parties

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Appendix E

Purchase Terms

RecyClean purchase valuation and future employment terms.

AWA will acquire all of RecyClean’s tangible and intangible assets on a debt-free, cash-free, and lien-free basis in exchange for a consideration comprised of:

1)	$ 2,000,000 cash at closing
2)	$ 8,000,000 in Armada shares converted to common stock at the IPO price. The shares will have a lock-up period of 365 days after the transaction
3)	5-year royalty plan according to the below schedule:
a.	10% royalty of Hydro-Pod Net Service Revenue
b.	35% royalty of Hydro-Pod Net Product Sales Gross Margin (“GM”).
c.	Royalty payments will be quarterly.
4)	All proceeds of binding client Hydro-Pod product Purchase Orders (“PO”) at the time of signing of the final Asset Purchase Agreement, future PO received in 2014 from the quotes to Trident Resources (1-10 units) and FCT Water (6 – 8 units) and up to 6 potential future PO received in 2014 from new Hydro-Pod product sales quotes submitted before the time of signing of the Asset Purchase Agreement, will accrue solely to the seller. All costs related to the manufacturing and commissioning of these units will be solely for the seller.

Net Service Revenue:	Net Service Revenue is defined as the service, rental, and lease revenue generated by the Hydro-Pod assets, invoiced and collected.

Net Product Sales GM:	Net Product Sales GM is defined as revenue generated by the sale of a Hydro-Pod asset, invoiced and collected, minus the cost of manufacturing and commissioning

EMPLOYMENT AGREEMENT:

AWA will offer you an employment agreement with the terms according to:

Term:	3 years

Position:	Armada Technical Director

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Location:	Armada Houston offices

Annual base salary:	$ 175,000 (Year-1, Year -2 & Year- 3)

Annual target bonus[1]:	50% of base salary

Annual stretch bonus[2]:	50% of base salary

Options[3]:	300,000

Benefits:	Participate in Armada medical plan paid for by the company.

1: objectives will be approved by CEO and will be >= 50% financial objectives.

2: objectives will be approved by CEO and will be 100% financial objectives.

3: option terms are:

-	3-year (100,000 options per year) time and performance vesting.
-	Performance criteria are on financial objectives of Hydro-Pod business.
-	Strike price is IPO price.
-	Will cliff vest at a sale of AWA.

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Appendix F

Assignment of Independent Consulting Agreement

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Appendix G

Excisting Customer List

Cenovus

Vaca Energy

Forrest Oil

Economy Polymers

West Texas Guar

Canadian Energy Services.

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